SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2015

NIGHTCULTURE, INC.
(Exact name of registrant as specified in Charter)

Nevada	0-49648	73-1554122
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

6400 Richmond Avenue

Houston, Texas 77057

(Address of Principal Executive Offices)(Zip Code)

832-535-9070

(Issuer Telephone number)

____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 27, 2015, NightCulture, Inc. (the “Company”) entered into a Debt Conversion Agreement (the “Debt Conversion Agreement”) with its principal shareholders and directors, Michael Long and Surain Adyanthaya.

Pursuant to the terms of the Debt Conversion Agreement, each of Mr. Long and Mr. Adyanthaya agreed to convert existing loans to the Company and accrued unpaid salary from the Company into shares of common stock at a price equal to the volume weighted average price of the Company’s common stock over the preceding thirty trading days.

The Company, pursuant to the Debt Conversion Agreement, issued 16,427,403 shares of common stock to Mr. Long and 17,613,656 shares of common stock to Mr. Adyanthaya in exchange for the release and discharge of $159,000.00 of accrued and unpaid salary and $24,559.80 of loans owed to Mr. Long and $174,315.00 of accrued and unpaid salary and $22,500.00 of loans owed to Mr. Adyanthaya.

The common stock issued to Messrs. Long and Adyanthaya was issued in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering. The securities were offered solely to accredited investors without public solicitation and without the payment of any commissions and the securities issued are subject to resale restrictions including the placement of restrictive legends on the certificates evidencing the shares issued.

Item 3.02 Unregistered Sale of Equity Securities

The information relating to the Debt Conversion Agreement included in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.:	Description:

10.1	Debt Conversion Agreement, dated May 27, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NIGHTCULTURE, INC.

Dated: May 27, 2015	By:	/s/ Michael Long
Michael Long
President